BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON AUGUST 08, 2019

1.           Date, Time and Place: Meeting held on August 08, 2019, at 10 am., at the office of the BRF S.A. (“Company”) located at the city of São Paulo, state of São Paulo, at Avenida das Nações Unidas, 8501, 1st floor, Pinheiros, Zip Code 05425-000.

2.           Summons and Presence: Summons duly held pursuant to Article 21 of the Company’s Bylaws considering the presence of the majority of the members of the Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Ms. Flávia Buarque de Almeida (“Ms. Flávia Almeida”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”) and Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”). Has been absent Mr. Walter Malieni Jr. (“Mr. Walter Malieni”). Mr. Guilherme Nunes, representative of KPMG Auditores Independentes, attended as a guest.

3.           Presiding Board: Chairman: Mr. Pedro Pullen Parente. Secretary: Mr. Carlos Eduardo de Castro Neves.

4.           Ordem do Dia: (i) Analysis and Approval of the Quarterly Financial Information for the Quarter ended on June 30, 2019 (“2nd ITR/2019”).

5.           Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matters were discussed and the following resolutions were taken:

5.1.      Analysis and Approval of the 2nd ITR/2019. The members of the Board of Directors, by unanimous votes of the present members and without reservations and, in accordance with the recommendation of the Finance and Risk Management Committee and the Audit and Integrity Committee, approved the 2nd ITR/2019, accompanied by the management report, explanatory notes and independent auditors’ opinion.

Extract of the Minutes of the Extraordinary Meeting of the Board of Directors held on August 08, 2019.

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON AUGUST 08, 2019

6.           Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.           Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, August 08, 2019.

_______________________________________ Carlos Eduardo de Castro Neves Secretary

Extract of the Minutes of the Extraordinary Meeting of the Board of Directors held on August 08, 2019.